Exhibit 16.1

April 12, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549 U.S.A.

Ladies and Gentlemen:

We have read Item 4.01 of this Form 8-K of China Foods Holdings Ltd. (the “Company”) dated and filed with the Securities and Exchange Commission on April 12, 2024, and are in agreement with the statements concerning our firm contained in all paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 8-K.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China